Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

Club Versante Group Limited

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, par value US$0.0001 per share		457(o)	1,000,000	$6.00	$6,000,000.00	0.0001531	$918.60
Fees to be Paid	Equity	Ordinary Shares, par value US$0.0001 per share		Other	150,000	6.00	900,000.00	0.0001531	137.79
Fees Previously Paid	Equity	Ordinary Shares, par value US$0.0001 per share		457(o)	1,000,000	6.00	6,000,000.00	0.0001531	918.60				918.60
Fees Previously Paid	Equity	Ordinary Shares, par value US$0.0001 per share		Other	150,000	6.00	900,000.00	0.0001531	137.79				137.79
Carry Forward Securities
Carry Forward Securities

Total Offering Amounts:							$13,800,000.00	0.0001531	2,112.78
Total Fees Previously Paid:							6,900,000.00	0.0001531	1,056.39
Total Fee Offsets:									0.00
Net Fee Due:									$1,056.39